Exhibit 99.1

Contacts:	Brent Anderson, VP Investor Relations
(972) 580-6360 (office)
Brent.Anderson@meritagehomes.com

Meritage Homes reports second quarter 2015 EPS of $0.70,
an 18% increase in home closing revenue and 21% increase in home orders

SCOTTSDALE, Ariz., July 29, 2015 - Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, announced today second quarter results for the period ended June 30, 2015.

Summary Operating Results (unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2015	2014	%Chg	2015	2014	%Chg
Homes closed (units)	1,556	1,368	14%	2,891	2,477	17%
Home closing revenue	$591,027	$502,800	18%	$1,108,300	$908,579	22%
Average sales price - closings	$380	$368	3%	$383	$367	5%
Home orders (units)	1,986	1,647	21%	3,965	3,172	25%
Home order value	$775,815	$618,435	25%	$1,558,627	$1,173,475	33%
Average sales price - orders	$391	$375	4%	$393	$370	6%
Ending backlog (units)				3,188	2,548	25%
Ending backlog value				$1,296,779	$951,568	36%
Average sales price - backlog				$407	$373	9%
Net earnings	$29,133	$35,079	(17)%	$45,533	$60,456	(25)%
Diluted EPS	$0.70	$0.85	(18)%	$1.10	$1.48	(26)%

MANAGEMENT COMMENTS
We achieved significant year-over-year growth in the second quarter of 2015, with an 18% increase in home closing revenue, a 21% increase in orders and a 36% increase in our total backlog value,” said Steven J. Hilton, chairman and chief executive officer of Meritage Homes. “Our earnings of $0.70 per diluted share for the second quarter of 2015 were lower than last year’s $0.85 per diluted share due to a decline in home closing margins from last year’s unusually high level of 21.9%.
“Additionally, our second quarter results were significantly stronger than our first quarter this year, with a 75% increase in earnings per diluted share, driven by a 14% increase in home closing revenue and a 19.3% home closing gross margin, compared to our first quarter 2015 margin of 18.5%. We believe we are on track to achieve our projected target margin of approximately 20% for the full year 2015.”
Mr. Hilton continued, “We’ve more than doubled our actively selling communities in the East region over the last year, which drove most of the growth in our second quarter orders, closings and backlog. Our West and Central regions were impacted by abnormally heavy and persistent rain in Texas and Colorado during much of the second quarter, which caused unavoidable delays in starting and completing homes. Our team is working closely with our contractors to catch up as soon as possible. Even so, we estimate that approximately 200 home closings that were expected this year will be pushed out until next year. As a result, we're adjusting our projections for 2015 home closing revenue to $2.65-2.75 billion -- an increase of 24-28% over 2014 -- compared to our previous expectation for 25-30% growth, and we're estimating earnings per diluted share of $3.60-3.90 for the year, compared to our previous full year guidance of $3.75-4.00.
“The housing market continues to benefit from job growth, increasing household formations, consumer confidence and low interest rates. Considering those factors and our broadened position across many of the best housing markets in the country, our long-term outlook is for continued growth and earnings expansion for Meritage Homes,” concluded Mr. Hilton.
SECOND QUARTER RESULTS

•
Net earnings were $29.1 million or $0.70 per diluted share for the second quarter of 2015, compared to $35.1 million or $0.85 per diluted share in the second quarter of 2014, resulting from higher home closing revenue offset by lower gross margins on closings.

•
Home closing revenue increased 18% over the prior year’s second quarter, resulting from a 14% increase in home closings and a 3% increase in the average price of homes closed during the quarter. East region home closing revenue grew 77% and the Central region grew 9% year over year, while West region home closing revenue was down 5% due to a 15% decline in Arizona, where our beginning backlog was reduced by weaker demand and orders in the latter half of 2014.

•
Home closing gross margin improved sequentially to 19.3% in the second quarter of 2015, up from 18.5% in the first quarter of 2015, though lower than the 21.9% achieved a year ago. High margins in 2014 were driven by home price appreciation that exceeded cost inflation in 2013 through the first half of 2014. Purchase accounting adjustments from the acquisition of Legendary Communities last August reduced second quarter total home closing gross margin by 28 bps.

•
General and administrative expenses as a percentage of total second quarter closing revenue decreased slightly to 4.6% from 4.9% in 2015 compared to 2014, while commissions and other sales costs as a percentage of home closing revenue rose slightly in the second quarter to 7.6% in 2015 from 7.2% in 2014.

•
Interest expense increased by $3.2 million year over year to 0.8% of second quarter 2015 total closing revenue, compared to 0.3% of second quarter closing revenue in 2014, primarily due to intra-quarter borrowings on the credit facility and the issuance of $200 million of new senior notes in early June 2015.

•
The effective tax rate was 30% in the second quarter of 2015 compared to 36% in 2014. The difference was primarily due to a tax benefit of approximately $1.3 million in this year's second quarter for increases in estimated federal energy tax credits from prior years’ home closings.

•
Total order value grew 25% to $775.8 million in the second quarter of 2015, compared to $618.4 million in the prior year. Total orders increased 21% and average sales prices rose 4% year over year. The increases were primarily driven by community count growth in the East and West regions over the past year, as well as stronger demand in the West, including Arizona. The two regions grew total order value by 81% and 28%, respectively. Higher sales per average active community in Texas were offset by fewer actively selling communities in 2015 compared to 2014, though Texas is rebuilding and has added seven net new communities in 2015.

•
Average orders per active community during the quarter slowed to 8.5 in the second quarter of 2015 compared to 9.0 in 2014, primarily due to the East region, where average orders per community were 6.7 in the second quarter of 2015, compared to 9.0 in the second quarter of 2014. Georgia and South Carolina, acquired from Legendary in the third quarter of 2014, have historically operated at a lower sales velocity than Meritage’s other markets, and Florida has also experienced a slower sales pace in 2015.

•
Ending community count at June 30, 2015 was 240, compared to 175 at June 30, 2014. The East region added 59 net new communities including 36 in Georgia and South Carolina combined, associated with the acquisition of Legendary Communities in August 2014. The West region grew by nine net new communities over the prior year’s quarter-end count.

•	Ending backlog value at June 30 was 36% higher in 2015 than in 2014, with 25% more units in backlog and a 9% increase in the average price of orders in backlog.
YEAR TO DATE RESULTS

•
Net earnings were $45.5 million for the first half of 2015, compared to $60.5 million for the first half of 2014, as a 22% increase in revenue year to date was more than offset by lower home closing gross margins.

•	Home closings for the first half of the year increased 17% over 2014, with a 5% increase in average prices.

•
Year-to-date home closing gross margin in 2015 was 18.9%, compared to 22.3% for 2014, which exceeded underwriting target levels of approximately 20% due to a rapid rise in home prices in 2013 and early 2014. In contrast, higher land and construction costs in 2015 were not fully offset by modest home price appreciation this year, resulting in reduced margins. Additionally, 2015 home closing margins were negatively impacted by 32 bps due to purchase accounting adjustments on closings from lots acquired from Legendary.

•
Total commissions and selling expenses were 7.8% of year-to-date 2015 home closing revenue, compared to 7.4% in 2014, while general and administrative expenses were flat at 5.1% of total closing revenue in both years.

BALANCE SHEET

•
The company ended the second quarter of 2015 with $217.0 million in cash and cash equivalents plus investments and securities, compared to $103.3 million at December 31, 2014 and $290.6 million at June 30, 2014. The year-over-year decrease in cash reflects the net impact of increased investments in land and homes under construction, partially offset by the proceeds from a new senior notes offering in June 2015.

•	Real estate assets increased to $2.03 billion at June 30, 2015, compared to $1.88 billion at December 31 and $1.64 billion at June 30, 2014.

•	Net debt-to-capital ratio at quarter-end was 44.1% compared to 42.9% at December 31, 2014 and 37.6% at June 30, 2014.

•
In June 2015, the company issued $200 million of 6.0% senior unsecured notes with a maturity date of June 2025, and also extended the maturity of its $500 million revolving credit facility by one year to July 2019 in order to provide ample liquidity for future growth.

•
Total lot supply at the end of the quarter was approximately 29,100, compared to approximately 25,800 a year earlier and 30,300 at year-end 2014. Based on trailing twelve months closings, total lots at June 30, 2015 represented approximately a 4.6 year supply of lots.

CONFERENCE CALL
Management will host a conference call today to discuss the Company's results at 10:30 a.m. Eastern Time (7:30 a.m. Arizona Time). The call will be webcast with an accompanying slideshow available on the "Investor Relations" page of the Company's web site at http://investors.meritagehomes.com. Telephone participants may avoid any delays by pre-registering for the call using the following link to receive a special dial-in number and PIN.
Conference Call registration link: http://dpregister.com/10067831.
Telephone participants who are unable to pre-register may dial in to 866-226-4948 on the day of the call. International dial-in number is 1-412-902-4125.
A replay of the call will be available through August 12, 2015, beginning at 12:00 p.m. ET on July 29, 2015 on the website noted above, or by dialing 877-344-7529, and referencing conference number 10067831. For more information, visit www.meritagehomes.com.

Meritage Homes Corporation and Subsidiaries
Consolidated Income Statements
(Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Homebuilding:
Home closing revenue	$591,027	$502,800	$1,108,300	$908,579
Land closing revenue	6,774	2,804	8,213	5,370
Total closing revenue	597,801	505,604	1,116,513	913,949
Cost of home closings	(476,790)	(392,839)	(898,576)	(706,019)
Cost of land closings	(6,262)	(2,762)	(7,547)	(6,355)
Total cost of closings	(483,052)	(395,601)	(906,123)	(712,374)
Home closing gross profit	114,237	109,961	209,724	202,560
Land closing gross profit/(loss)	512	42	666	(985)
Total closing gross profit	114,749	110,003	210,390	201,575
Financial Services:
Revenue	2,741	2,451	5,276	4,350
Expense	(1,362)	(1,131)	(2,661)	(2,206)
Earnings from financial services unconsolidated entities and other, net	2,757	2,297	5,301	4,498
Financial services profit	4,136	3,617	7,916	6,642
Commissions and other sales costs	(45,167)	(36,105)	(86,779)	(67,039)
General and administrative expenses	(27,650)	(24,571)	(57,300)	(46,242)
Loss from other unconsolidated entities, net	(169)	(61)	(292)	(230)
Interest expense	(4,621)	(1,396)	(7,775)	(4,109)
Other income, net	136	3,749	551	4,397
Earnings before income taxes	41,414	55,236	66,711	94,994
Provision for income taxes	(12,281)	(20,157)	(21,178)	(34,538)
Net earnings	$29,133	$35,079	$45,533	$60,456

Earnings per share:
Basic
Earnings per share	$0.73	$0.90	$1.15	$1.55
Weighted average shares outstanding	39,648	39,118	39,520	38,904
Diluted
Earnings per share	$0.70	$0.85	$1.10	$1.48
Weighted average shares outstanding	42,145	41,598	42,079	41,487

Meritage Homes Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(unaudited)

	June 30, 2015	December 31, 2014
Assets:
Cash and cash equivalents	$217,021	$103,333
Other receivables	64,659	56,763
Real estate (1)	2,027,064	1,877,682
Real estate not owned	—	4,999
Deposits on real estate under option or contract	92,085	94,989
Investments in unconsolidated entities	10,303	10,780
Property and equipment, net	33,741	32,403
Deferred tax asset	65,651	64,137
Prepaids, other assets and goodwill	76,145	71,052
Total assets	$2,586,669	$2,316,138
Liabilities:
Accounts payable	$103,145	$83,619
Accrued liabilities	137,602	154,144
Home sale deposits	38,728	29,379
Liabilities related to real estate not owned	—	4,299
Loans payable and other borrowings	34,654	30,722
Senior and convertible senior notes	1,104,202	904,486
Total liabilities	1,418,331	1,206,649
Stockholders' Equity:
Preferred stock	—	—
Common stock	397	391
Additional paid-in capital	552,098	538,788
Retained earnings	615,843	570,310
Total stockholders’ equity	1,168,338	1,109,489
Total liabilities and stockholders’ equity	$2,586,669	$2,316,138
(1) Real estate – Allocated costs:
Homes under contract under construction	$506,004	$328,931
Unsold homes, completed and under construction	251,067	302,288
Model homes	120,981	109,614
Finished home sites and home sites under development	1,149,012	1,136,849
Total real estate	$2,027,064	$1,877,682

Supplemental Information and Non-GAAP Financial Disclosures (Dollars in thousands – unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Depreciation and amortization	$3,518	$2,669	$6,729	$5,182

Summary of Capitalized Interest:
Capitalized interest, beginning of period	$56,843	$38,701	$54,060	$32,992
Interest incurred	16,526	14,382	31,808	28,638
Interest expensed	(4,621)	(1,396)	(7,775)	(4,109)
Interest amortized to cost of home and land closings	(9,878)	(7,332)	(19,223)	(13,166)
Capitalized interest, end of period	$58,870	$44,355	$58,870	$44,355

	June 30, 2015	December 31, 2014
Notes payable and other borrowings	$1,138,856	$935,208
Stockholders' equity	1,168,338	1,109,489
Total capital	2,307,194	2,044,697
Debt-to-capital	49.4%	45.7%

Notes payable and other borrowings	$1,138,856	$935,208
Less: cash and cash equivalents	(217,021)	(103,333)
Net debt	921,835	831,875
Stockholders’ equity	1,168,338	1,109,489
Total net capital	$2,090,173	$1,941,364
Net debt-to-capital	44.1%	42.9%

Meritage Homes Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands) (unaudited)

	Six Months Ended June 30,
	2015	2014
Cash flows from operating activities:
Net earnings	$45,533	$60,456
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation and amortization	6,729	5,182
Stock-based compensation	8,465	5,264
Excess income tax benefit from stock-based awards	(2,012)	(2,194)
Equity in earnings from unconsolidated entities	(5,009)	(4,268)
Distribution of earnings from unconsolidated entities	5,769	6,119
Other	424	3,955
Changes in assets and liabilities:
Increase in real estate	(144,450)	(229,805)
Decrease/(increase) in deposits on real estate under option or contract	3,604	(7,986)
Increase in receivables, prepaids and other assets	(10,346)	(15,121)
Increase in accounts payable and accrued liabilities	4,996	2,247
Increase in home sale deposits	9,349	5,537
Net cash used in operating activities	(76,948)	(170,614)
Cash flows from investing activities:
Investments in unconsolidated entities	(282)	(233)
Purchases of property and equipment	(7,829)	(11,864)
Proceeds from sales of property and equipment	62	146
Maturities of investments and securities	—	65,388
Payments to purchase investments and securities	—	(35,614)
Net cash (used in)/provided by investing activities	(8,049)	17,823
Cash flows from financing activities:
Repayment of loans payable and other borrowings	(3,211)	(4,036)
Proceeds from issuance of senior notes	200,000	—
Debt issuance costs	(2,955)	—
Proceeds from issuance of common stock, net	—	110,420
Excess income tax benefit from stock-based awards	2,012	2,194
Proceeds from stock option exercises	2,839	707
Net cash provided by financing activities	198,685	109,285
Net increase/(decrease) in cash and cash equivalents	113,688	(43,506)
Beginning cash and cash equivalents	103,333	274,136
Ending cash and cash equivalents (2)	$217,021	$230,630

(2) Ending cash and cash equivalents excludes investments and securities of $59.9 million as of June 30, 2014 .

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands) (unaudited)

	Three Months Ended
	June 30, 2015		June 30, 2014
	Homes	Value	Homes	Value
Homes Closed:
Arizona	229	$71,878	252	$84,606
California	176	95,763	185	95,067
Colorado	113	52,133	115	52,292
West Region	518	219,774	552	231,965
Texas	509	174,397	524	159,562
Central Region	509	174,397	524	159,562
Florida	210	91,491	155	60,732
Georgia	42	13,057	—	—
North Carolina	135	50,214	89	36,127
South Carolina	91	27,258	—	—
Tennessee	51	14,836	48	14,414
East Region	529	196,856	292	111,273
Total	1,556	$591,027	1,368	$502,800
Homes Ordered:
Arizona	320	$102,714	239	$77,372
California	237	131,814	205	107,608
Colorado	181	84,421	140	64,491
West Region	738	318,949	584	249,471
Texas	635	224,195	718	240,463
Central Region	635	224,195	718	240,463
Florida	218	92,663	180	67,891
Georgia	53	16,690	—	—
North Carolina	181	72,667	102	43,062
South Carolina	99	29,473	—	—
Tennessee	62	21,178	63	17,548
East Region	613	232,671	345	128,501
Total	1,986	$775,815	1,647	$618,435

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands) (unaudited)

	Six Months Ended
	June 30, 2015		June 30, 2014
	Homes	Value	Homes	Value
Homes Closed:
Arizona	415	$134,479	463	$156,388
California	329	182,186	350	174,994
Colorado	241	109,987	204	92,214
West Region	985	426,652	1,017	423,596
Texas	949	326,984	927	277,761
Central Region	949	326,984	927	277,761
Florida	387	164,322	318	127,829
Georgia	94	28,515	—	—
North Carolina	224	85,189	144	58,706
South Carolina	167	51,818	—	—
Tennessee	85	24,820	71	20,687
East Region	957	354,664	533	207,222
Total	2,891	$1,108,300	2,477	$908,579
Homes Ordered:
Arizona	608	$193,305	467	$153,019
California	547	309,911	442	227,660
Colorado	370	169,828	264	119,249
West Region	1,525	673,044	1,173	499,928
Texas	1,192	409,327	1,352	432,694
Central Region	1,192	409,327	1,352	432,694
Florida	466	201,520	353	132,506
Georgia	130	40,908	—	—
North Carolina	329	134,292	183	77,081
South Carolina	195	59,001	—	—
Tennessee	128	40,535	111	31,266
East Region	1,248	476,256	647	240,853
Total	3,965	$1,558,627	3,172	$1,173,475

Order Backlog:
Arizona	385	$125,044	282	$93,870
California	430	251,688	317	160,129
Colorado	397	181,474	262	119,419
West Region	1,212	558,206	861	373,418
Texas	1,101	391,384	1,217	400,588
Central Region	1,101	391,384	1,217	400,588
Florida	316	139,768	243	93,949
Georgia	89	28,977	—	—
North Carolina	290	117,271	147	61,593
South Carolina	98	33,303	—	—
Tennessee	82	27,870	80	22,020
East Region	875	347,189	470	177,562
Total	3,188	$1,296,779	2,548	$951,568

Meritage Homes Corporation and Subsidiaries
Operating Data
(unaudited)

	Three Months Ended
	June 30, 2015		June 30, 2014
	Ending	Average	Ending	Average
Active Communities:
Arizona	43	43.5	42	41.5
California	20	20.5	15	16.0
Colorado	16	16.0	13	13.0
West Region	79	80.0	70	70.5
Texas	66	63.5	69	73.0
Central Region	66	63.5	69	73.0
Florida	30	28.0	18	17.5
Georgia	16	14.5	N/A	N/A
North Carolina	25	24.0	13	15.5
South Carolina	20	20.0	N/A	N/A
Tennessee	4	4.5	5	5.5
East Region	95	91.0	36	38.5
Total	240	234.5	175	182.0

	Six Months Ended
	June 30, 2015		June 30, 2014
	Ending	Average	Ending	Average
Active Communities:
Arizona	43	42.0	42	41.0
California	20	22.0	15	18.5
Colorado	16	16.5	13	13.5
West Region	79	80.5	70	73.0
Texas	66	62.5	69	69.5
Central Region	66	62.5	69	69.5
Florida	30	29.5	18	19.0
Georgia	16	14.5	N/A	N/A
North Carolina	25	23.0	13	15.0
South Carolina	20	20.0	N/A	N/A
Tennessee	4	4.5	5	5.0
East Region	95	91.5	36	39.0
Total	240	234.5	175	181.5

About Meritage Homes Corporation
Meritage Homes is the eighth-largest public homebuilder in the United States, based on homes closed in 2014. Meritage builds and sells single-family homes for first-time, move-up, luxury and active adult buyers across the Western, Southern and Southeastern United States. Meritage builds in markets including Sacramento, San Francisco's East Bay, the Central Valley and Orange County, California; Houston, Dallas-Ft. Worth, Austin and San Antonio, Texas; Phoenix/Scottsdale, Green Valley and Tucson, Arizona; Denver and Fort Collins, Colorado; Orlando and Tampa, Florida; Raleigh and Charlotte, North Carolina; Greenville-Spartanburg and York County, South Carolina; Nashville, Tennessee and Atlanta, Georgia.
Meritage has designed and built more than 85,000 homes in its 30-year history, and has a reputation for its distinctive style, quality construction, and positive customer experience. Meritage is the industry leader in energy-efficient homebuilding and has received the U.S. Environmental Protection Agency's ENERGY STAR Partner of the Year for Sustained Excellence Award in 2013, 2014 and 2015, for innovation and industry leadership in energy efficient homebuilding. Meritage was the first national homebuilder to be 100 percent ENERGY STAR qualified in every home it builds, and far exceeds ENERGY STAR standards today.
For more information, visit investors.meritagehomes.com.
This press release and the accompanying comments during our analyst call contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include management's expectations with respect to 2015 home closing gross margins, that a number of closings in Texas and Colorado may be delayed into 2016, estimates for home closing revenue and earnings per diluted share for 2015, and that the company expects to continue to grow revenue and expand earnings.
Such statements are based upon the current beliefs and expectations of Company management, and current market conditions, which are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations. Meritage's business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company's stock and note prices may fluctuate dramatically. These risks and uncertainties include, but are not limited to, the following: the availability of finished lots and undeveloped land; interest rates and changes in the availability and pricing of residential mortgages; fluctuations in the availability and cost of labor; changes in or our failure to comply with tax laws that adversely impact our homebuyers; the ability of our potential buyers to sell their existing homes; cancellation rates and home prices in our markets; weakness in the homebuilding market resulting from an unexpected setback in the current economic recovery due to lower oil prices or other factors; inflation in the cost of materials used to develop communities and construct homes; the adverse effect of slower order absorption rates; potential write-downs or write-offs of assets; a change to the feasibility of projects under option or contract that could result in the write-down or write-off of option deposits; our ability to successfully integrate acquired companies and achieve anticipated benefits from these acquisitions; our potential exposure to natural disasters; competition; construction defect and home warranty claims; adverse legal rulings; our success in prevailing on contested tax positions; our ability to obtain performance bonds in connection with our development work; the loss of key personnel; changes in, or our failure to comply with, laws and regulations; limitations of our geographic diversification; fluctuations in quarterly operating results; our financial leverage and level of indebtedness and our ability to take certain actions because of restrictions contained in the indentures for our senior notes and our ability to raise additional capital when and if needed; our credit ratings; successful integration of future acquisitions; our compliance with government regulations and the effect of legislative or other initiatives that seek to restrain growth of new housing construction or similar measures; acts of war; the replication of our "Green" technologies by our competitors; our exposure to information technology failures and security breaches; and other factors identified in documents filed by the company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2014 and subsequent quarterly reports on Forms 10-Q under the caption "Risk Factors," which can be found on our website.